EXHIBIT 99.1

NEWS BULLETIN	DDi Corp. 1220 Simon Circle Anaheim, CA 92806 Nasdaq: DDIC

For Further Information:

AT THE COMPANY: Sally Goff Chief Financial Officer (714) 688-7200 sgoff@ddiglobal.com	AT NMC Partners: Kathleen Buczko Investor/Analyst Information (562) 366-1552 kbuczko@nmcpartners.com

FOR IMMEDIATE RELEASE
DDI CORP. REPORTS FIRST QUARTER 2006 RESULTS
ANAHEIM, Calif., May 2, 2006 — DDi Corp. (Nasdaq: DDIC), a leading provider of time-critical, technologically advanced electronic engineering and manufacturing services, today announced financial results for the first quarter ended March 31, 2006.
First Quarter Results
The Company reported first quarter 2006 net sales of $51.0 million, operating income of $0.6 million, and a net loss applicable to common stockholders of $2.3 million, or $0.13 per share. Adjusted EBITDA (excluding non-cash compensation, officer severance and restructuring charges) for the first quarter was $5.3 million.
Net sales for the first quarter of 2006 increased 13 percent compared to net sales of $44.9 million for the same period in 2005, and increased sequentially by 6 percent from $48.2 million for the fourth quarter of 2005. The year over year increase was led by an increase in PCB sales, primarily driven by improved demand and, to a lesser extent, to slightly higher average pricing in both quick-turn and longer-lead orders. The PCB sales growth was partially offset by a decline in assembly sales, due to several significant turnkey programs that matured in 2005.
“We are pleased with the top line growth this quarter, and have taken steps to further improve our company’s growth. We recently announced Mike Sheehy as the new Vice President of Sales, an industry veteran in both PCB and assembly sales. We are also very pleased with the improvement in the assembly group’s new sales orders received in the first quarter 2006, which were up 22 percent over the same period last year, and 77 percent sequentially. This bodes well for increased sales as we deliver product to our customers going forward.” stated Mikel Williams, DDi’s CEO.
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Gross profit for the first quarter of 2006 was $10.3 million or 20.2 percent of net sales as compared to $8.0 million or 17.8 percent of net sales for the first quarter of 2005 and $6.6 million or 13.8 percent for the fourth quarter of 2005. The increase in gross profit as a percentage of sales, both year over year and sequentially, was primarily due to improved absorption of fixed costs due to increased production volume and reduced overhead due to the closure of our Arizona facility in May 2005.
Gross profit excluding non-cash compensation charges increased to 20.4 percent of net sales in the first quarter 2006 compared to 17.2 percent for the same period in 2005 and 18.6 percent for the fourth quarter of 2005. The Company believes that gross margin trends exclusive of non-cash compensation charges can provide useful information to investors and other users of the financial statements in identifying and understanding operating performance for a given level of sales and business trends.
Total sales and marketing expenses for the first quarter of 2006 increased to $4.3 million, or 8.4 percent of net sales, from $3.0 million, or 6.7 percent of net sales, for the first quarter of 2005. Total sales and marketing expenses were flat sequentially on an absolute dollar basis, but decreased as a percentage of net sales from 8.9 percent for the fourth quarter of 2005. Excluding non-cash compensation and officer’s severance, sales and marketing expenses as a percentage of net sales were 7.9 percent for the first quarter of 2006, 7.8 percent for the same period in 2005, and 8.1 percent for the fourth quarter of 2005.
Total general and administrative expenses decreased for the first quarter of 2006 to $3.9 million, or 7.6 percent of net sales, from $4.2 million, or 9.3 percent of net sales, for the first quarter of 2005 and $5.4 million, or 11.2 percent of net sales for the fourth quarter of 2005. The decrease in expenses year over year was primarily due to a reduction in professional fees associated with strategic reviews of our capital structure that occurred in the first quarter of 2005 and lower non-cash compensation. Excluding non-cash compensation and officer’s severance, general and administrative expenses as a percentage of net sales were 7.4 percent for the first quarter of 2006, 8.8 percent for the same period in 2005, and 7.9 for the fourth quarter of 2005.
First quarter 2006 adjusted EBITDA was $5.3 million, an increase over the $2.8 million in the first quarter of 2005, and a sequential increase over the $3.8 million in the fourth quarter of 2005. The year over year and sequential increases are primarily due to higher gross profit from increased sales.
The net loss applicable to common stockholders for the first quarter of 2006 was $2.3 million, or $0.13 net loss per share, compared to net income applicable to common shareholders for the same period in 2005 of $5.8 million, or $1.47 net income per share. The change from net income applicable to common stockholders in the first quarter of 2005 to net loss applicable to common stockholders in the first quarter of 2006 was primarily due to income from discontinued operations of $9.7 million in the first quarter of 2005 associated with the disposition of DDi Europe.
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The net loss applicable to common stockholders for the first quarter of 2006 reflects a sequential improvement of $5.1 million, or $0.28 per share, from the fourth quarter 2005’s $7.4 million, or $0.41 net loss per share. This improvement is primarily due to the increase in gross profit noted above and lower non-cash compensation and officers’ severance in the first quarter of 2006 compared to the fourth quarter of 2005.
Liquidity
As of March 31, 2006, the Company had total cash and cash equivalents of $30.2 million, which included $2.7 million in restricted cash reserved for the funding of future dividends and/or principal redemptions of the remaining Series B Preferred Stock. As of March 31, 2006, the Company had $19.7 million drawn under its revolving credit facility, which was approximately the full borrowing availability of the facility at that time. The amount outstanding at March 31, 2006 was repaid in full in April 2006.
Non-GAAP Financial Measures
This release includes ‘adjusted EBITDA’ and other non-GAAP financial measures as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measure, provides useful information to the Company, investors and other users of the financial statements in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as alternatives to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA and other non-GAAP measures to GAAP financial information in the attached Schedule of Supplemental Financial Information.
Conference Call and Webcast
A conference call with simultaneous webcast to discuss first quarter 2006 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor under “Webcasts.” A telephone replay of the conference call will be available through May 9, 2006 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 23491568. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor.
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About DDi Corp.
DDi is a leading provider of time-critical, technologically advanced electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer fabrication and assembly services to customers on a global basis from its facilities located throughout North America.
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
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DDi Corp.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$27,545	$25,985
Cash and cash equivalents, restricted	2,686	2,972
Accounts receivable, net	31,990	29,710
Inventories	17,860	16,117
Prepaid expenses and other	1,476	1,506

Total current assets	81,557	76,290

Property and equipment, net	29,453	31,063
Goodwill and intangible assets, net	54,106	55,256
Other assets	1,549	1,719

Total assets	$166,665	$164,328

Liabilities, Mandatorily Redeemable Preferred Stock and Stockholders’ Equity

Current liabilities:
Revolving credit facility	$19,660	$19,929
Accounts payable	18,238	15,443
Accrued expenses and other	15,121	14,709

Total current liabilities	53,019	50,081

Other long-term liabilities	4,521	4,745

Total liabilities	57,540	54,826

Series B mandatorily redeemable preferred stock	2,884	1,513

Stockholders’ equity:
Common stock and additional paid-in-capital	230,152	231,839
Deferred compensation	—	(349)
Accumulated other comprehensive income	439	346
Accumulated deficit	(124,350)	(123,847)

Total stockholders’ equity	106,241	107,989

Total liabilities, mandatorily redeemable preferred stock and stockholders’ equity	$166,665	$164,328

DDi Corp.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2006	Mar. 31, 2005	Dec. 31, 2005
Net sales	$50,953	$44,949	$48,164
Cost of goods sold:
Cost of goods sold	40,542	37,217	39,198
Non-cash compensation	121	(279)	2,337

Total cost of goods sold	40,663	36,938	41,535

Gross profit	10,290	8,011	6,629

Operating expenses:
Sales and marketing:
Sales and marketing expenses	4,003	3,486	3,925
Non-cash compensation	13	(454)	366
Officer’s severance	240	—	—

Total sales and marketing	4,256	3,032	4,291

General and administrative:
General and administrative expenses	3,784	3,951	3,821
Non-cash compensation	109	249	522
Officer’s severance	—	—	1,031

Total general and administrative	3,893	4,200	5,374

Amortization of intangible assets	1,150	1,150	1,150
Restructuring and other related charges	397	—	131

Operating income (loss)	594	(371)	(4,317)

Interest and other expense, net	549	1,191	668

Income (loss) from continuing operations before income taxes	45	(1,562)	(4,985)
Income tax expense	(548)	(1,051)	(621)

Loss from continuing operations	(503)	(2,613)	(5,606)
Net income from discontinued operations	—	9,740	—

Net income (loss)	(503)	7,127	(5,606)
Less: Series B preferred stock dividends and accretion	(1,800)	(1,342)	(1,804)

Net income (loss) applicable to common stockholders	$(2,303)	$5,785	$(7,410)

Loss per common share from continuing operations — basic and diluted	$(0.13)	$(1.00)	$(0.41)
Net income (loss) per share applicable to common stockholders — basic and diluted	$(0.13)	$1.47	$(0.41)

Weighted-average shares outstanding — basic and diluted	18,277	3,936	18,240

DDi Corp.
Supplemental Financial Information
(In thousands)
(Unaudited)

	Qtr. Ended	Qtr. Ended	Qtr. Ended
	Mar. 31, 2006	Mar. 31, 2005	Dec. 31, 2005
Schedule of Non-GAAP Reconciliations:
Adjusted EBITDA:
GAAP net income (loss) applicable to common stockholders	$(2,303)	$5,785	$(7,410)
Add back:
Interest and other expense, net	549	1,191	668
Income tax expense	548	1,051	621
Depreciation	2,687	2,455	2,609
Amortization of intangible assets	1,150	1,150	1,150
Non-cash compensation	243	(484)	3,225
Officer’s severance	240	—	1,031
Restructuring and other related charges	397	—	131
Net income from discontinued operations	—	(9,740)	—
Series B preferred stock dividends and accretion	1,800	1,342	1,804
Adjusted EBITDA **	$5,311	$2,750	$3,829

** Earnings before net interest and other expense, income taxes, depreciation, amortization, non-cash compensation, officer’s severance, restructuring and other related charges, net income from discontinued operations, and preferred stock dividends and accretion.

Gross Profit as a Percentage of Net Sales:

GAAP gross profit as a percentage of net sales	20.2%	17.8%	13.8%
Effect of non-cash compensation	0.2%	(0.6%)	4.8%
Gross profit as a percentage of net sales excluding non-cash Compensation	20.4%	17.2%	18.6%

Sales and Marketing Expenses:

GAAP sales and marketing expenses as a percentage of net sales	8.4%	6.7%	8.9%
Effect of non-cash compensation and officer’s severance	(0.5%)	1.1%	(0.8%)
Sales and marketing expenses as a percentage of net sales excluding non-cash compensation and officer’s severance	7.9%	7.8%	8.1%

General and Administrative Expenses:

GAAP general and administrative expenses as a percentage of net sales	7.6%	9.3%	11.2%
Effect of non-cash compensation and officer’s severance	(0.2%)	(0.5%)	(3.3%)
General and administrative expenses as a percentage of net sales excluding non-cash compensation and officer’s severance	7.4%	8.8%	7.9%